EXHIBIT 10.C.



                               AGREEMENT BETWEEN

                         THE L.E. SMITH GLASS COMPANY
                             OF MOUNT PLEASANT, PA


                                      AND


                              THE AMERICAN FLINT
                              GLASSWORKERS' UNION



                        LOCAL UNION NUMBERS 102 AND 537



                            EFFECTIVE JUNE 1, 1995
                             TO SEPTEMBER 7, 1998

PREAMBLE
--------

     This agreement, made and entered into by and between the L. E. Smith Glass Company and the American Flint Glassworkers' Union, A.F.L. & C.I.O., on behalf of Local Unions No. 102 and No. 537 (hereinafter referred to as the Union) shall be known as the "General Agreement" between said parties. This Agreement and such supplemental provisions that may be later agreed to between said parties shall constitute the complete Agreement between the Company and the Union and shall apply to those employees, members of the Union and employed by the Company, as per
     Article I of the Agreement.


ARTICLE I - RECOGNITION
            -----------

     The Company recognizes the Union as the sole and exclusive bargaining agency for all hourly paid production and maintenance employees in the above specified plant, except plant executives, office employees, technical staff (including laboratory, engineering, and mechanical development), janitors who clean the offices, rest rooms, cafeteria, show room, water fountains, plant guards,salaried special and final inspectors, factory clerks(including shipping and receiving clerks), Foreman and Assistant Foreman who have the authority to recommend the hiring and discharging of production and maintenance workers.


ARTICLE 2 - INTENT AND PURPOSE
            ------------------

  Section 1 - It is the intent and purpose of this Agreement to promote and improve the relationship between the Company and the Union and to set forth the basic rules regarding working conditions affecting employees covered by this agreement.

  Section 2 - In furtherance of this intention, the Company, through its representatives, agrees to meet the Shop Committees representing The American Flint Glass Workers' Union whenever necessity requires to discuss grievances which may arise and the interpretation of terms of the contract. Such meetings are to suit the reasonable convenience of both parties, but either party may demand that such a meeting be held within five (5) days from the date of the request in accordance with the grievance procedure. The Company or the Union may require a written statement listing the subjects to be discussed.

Section 3 -  The right of the employer to choose any new employees is hereby acknowledged. In the event of the employer being unable to secure competent glassworkers, the management shall request the factory committee to supply competent glassworkers as soon as possible.


ARTICLE 3 - UNION SHOP
            ----------

Section 1 -  The Labor-Management Relationship Act of 1947, having been complied with and the Company having received notice from the Union negotiating committee which makes this Agreement, that a substantial majority of the employees covered by this Agreement desire that Union membership be made a condition of employment, the following Union Shop clause is adopted:

A) It is a continuing condition of employment that all employees engaged in the performance of work covered by this contract shall, on and after the sixtieth (60)day of employment or sixty (60) days after the effective date of this contract or sixty (60) days after it is signed, whichever is later, become and remain members of the Union in good standing during the life of the contract subject to the provisions of Section 8(a)(3) of the Labor Management Relations Act of 1947 as amended.

B) The Union, when notifying the Company that an employee is not in good standing in the Union, shall do so in writing and state the reason therefore. If the reason is the failure to tender the regular initiation fees and/or membership dues required by the Union, the employer, if requested by the Union, shall discharge such employee within two (2) weeks unless he is reinstated in the Union within that time or otherwise entitled to employment under the provisions of existing State or Federal Laws.

C) The first sixty (60) days of employment will be probationary; however, provisions of this contract will apply to new employees with regard to all matters except that the discharge of a new employee unsatisfactory to the Company during this sixty (60) day probationary period shall not be a matter for grievance.

D) The sixty (60) day clause, referred to above, is not applicable to a call back from a temporary layoff, if such person has previously worked for the Company for a period of sixty (60) days or more. In case of a rehire, it will be necessary for the employee to signa new Union Dues
   Authorization Deduction Card to authorize payroll deduction.

ARTICLE 4 - CHECK-OFF OF UNION DUES
            -----------------------

Section 1 -  The Company agrees to deduct regular Union membership dues from the wages of those employees who are members of the Union and who so authorize it by written assignment of their wages on a form provided by the Union and acceptable to the Company.

Section 2 -  The assignments, once executed, shall be irrevocable for a period of one year from the date of the execution or until the termination date of this Agreement whichever occurs first, but may continue in effect thereafter unless revoked in accordance with the Labor-Management Relations Act.

Section 3 -  The Union is responsible for forwarding the Union assessments deduction authorization card to the Company office. No deductions for Union assessments will be made by the Company until receipt of the assessments deduction authorization card duly executed.

Section 4 -  It is mutually agreed between the Company, Local No. 102 and
             Local No. 537 that the following rules will be followed when deducting Union dues:

    a) Dues will be credited to the appropriate Union based on the job worked - Skilled or Industrial.

    b) When one employee performs both Industrial jobs and Skilled jobs during the same week, the entire dues will be credited to only one Union based on the most hours worked - whether it be Skilled or Industrial.



ARTICLE 5 - GRIEVANCE PROCEDURE
            -------------------

    The Union and the Company agree that if a dispute arises in the plant, it shall be settled in the manner provided for in this article. Pending the settlement of such matter, there shall be no change in working conditions; that is, work shall be continued just as if no cause for a controversy had arisen, and pending final settlement of the matter, there shall be no lockouts, slow-downs, sit-downs, strike or cessation of work by either employer, Union or employee.

A) If an employee has a grievance, he shall first confer with his Foreman for adjustment of the matter.

B) If a satisfactory settlement is not made with the Fore-man, the matter shall be referred by the employee to the Shop Committee for investigation. If the Shop Committee considers the grievance to be justified, it will confer with the Foreman and Department Head.

C) Should no agreement be reached, the matter shall then be jointly presented to the Department Head affected by the Shop Committee, the Personnel Director, and the Foreman.

D) Should no agreement be reached, the matter shall be jointly presented to the Plant Manager and/or his representative by the Union Committee, the Personnel Director, and the Department Head affected.

E) Should no agreement be reached, the matter shall be re-ferred by the local Union Officers to the International President, if circumstances warrant, requesting that an International Officer be assigned to further process the grievance with the Plant Manager and such Company representatives as he desires to have participate.

F) Should no agreement be reached, the matter shall be referred to the National President of the American Flint Glass Workers' Union and the proper executives of the Company for consideration.

G) If no agreement is reached through the above steps, the matter may be referred to arbitration in the following manner:

     If the Union and the Company do not agree on an arbitrator to settle the grievance, he shall be chose from a list of nine arbitrators proposed by the American Arbitration Association. The Director of Labor Relations of the Company, or his designated representative, shall alternately strike one name from the list of nine until only one name remains. The right to strike the first name shall be determined by lot.



ARTICLE 6 - UNION RESPONSIBILITIES
            ----------------------

Section 1 -  Recognizing that the welfare of its members and the opportunities to earn a living depend upon the success and prosperity of the Company, the Union hereby pledges for itself and all its members (the employees of the Company) that they will perform their work efficiently and to the best of their ability to the end that the Company may adequately meet competitive conditions and maintain maximum employment.

Section 2 -  The Union further pledges for itself and its members that they will fully co-operate in the following: the reduction of shrinkages of all kinds, the saving of materials, tools, machinery, equipment, and all the Company property by means of careful handling and use, minimizing breakage and losses of any kind caused by careless handling, maintaining a high standard of quality in all products through efficient and careful workmanship aiding in the enforcement of all safety, good housekeeping and health measures, and co-operating to the best interests of the Union and the Company.

Section 3 -  The Company will provide bulletin board space for exclusive
             Union business, with the under-standing that the Union shall post no notices elsewhere on Company property.

Section 4 -  In case of sickness or inability to work, the employee shall make every reasonable effort to notify this foreman as far as possible prior to the time to go to work.



ARTICLE 7 - MANAGEMENT RESPONSIBILITIES
            ---------------------------

Section 1 -  The Company is responsible, as the Union recog-nizes, for the management and operation of the plant, direction, order and discipline of the working forces, and it agrees that the Company may hire, promote, transfer, layoff for lack of work, and suspend or discharge employees for proper causes provided that no action so taken shall be in violation of any other provision of this Agreement, and that the Company shall not use this right for the purpose of discrimination against any employee because of his or her membership or legitimate activity in the Union.

Section 2 -  Nothing in the above paragraph shall be construed so as to prevent the management from discharging employees on sight and without notice for intoxication, disorderly conduct, refusal to carry out proper orders, carelessness, endangering life or property, or for the violation of Plant Rules made a part hereof. However, should the Union disagree with any decision rendered by the Company with regard to the above rules, it shall become a matter of grievance and processed accordingly.

Section 3 -  The management shall endeavor to establish work schedules, starting and quitting times that are mutually satisfactory to both the Company and the employees. The Shop Committee affected shall be notified in advance of any changes in schedules involving other days of the week not previously worked or changes in starting and quitting times. Note: Nothing in this section shall be construed to supersede rules outlined in Department Supplements.

ARTICLE 8 - NO DISCRIMINATION
            -----------------

       There shall be no discrimination on the part of either Company or Union on account of age, race, color, sex, national origin or religious belief of any employee.

       This contract will also be administered in accordance with applicable laws preventing discrimination as to qualified handicapped individuals and as to qualified disabled veterans of the Vietnam era.

ARTICLE 9 - HOLIDAYS
            --------

       The following days shall be recognized as holidays:

         New Year's                   36 Hour Period
           (7 P.M. December 31 to 7 A.M January 2)

         Memorial Day                 24 Hour Period
           (7 A.M Memorial Day to 7 A.M. Following Day)

         July 4th                     24 Hour Period
           (7 A.M. July 4 to 7 A.M. July 5)

         Labor Day                    24 Hour Period
           (7 A.M. Monday to 7 A.M. Tuesday)

         Good Friday                  24 Hour Period
           (7 A.M. Friday to 7 A.M. Saturday)

         Easter Monday                24 Hour Period
           (7 A.M. Monday to 7 A.M. the following day)

         Thanksgiving & Day After     48 Hour Period
           (7 A.M. Thursday to 7 A.M. Saturday)

         Christmas                    36 Hour Period
           (7 P.M. December 24 to 7 A.M. December 26)

  When any of the previous named holidays occur on Sunday, the following Monday shall be observed as the holiday, and the actual holiday (Sunday) will be considered as a regular Sunday and will not be considered a holiday.

  A paid holiday shall be paid at the rate the employee worked at the last scheduled day before the holiday. If the employee worked at a different rate after lunch than before, an average of the two rates shall be used.

                         PAID HOLIDAY QUALIFYING RULES
                         -----------------------------

  A) All full-time employees who have been on the manufacturer's payroll continuously for sixty (60) days shall be paid for one regular shift, not to exceed eight hours, at their hourly rate of pay for each of the presently recognized eight paid holidays when no work is preformed, provided such employee:

  1. Must have worked during the 15 calendar days next preceding the holiday or during the 15 calendar days next following the holiday, and

  2. Must work or be available to work on his last regularly scheduled working day before the holiday and on his first regularly scheduled working day after the holiday.

  3. The company will consider sickness with a doctor's excuse as a non-scheduled work day in regards to the qualification of the day before or the day after the holiday.

  B) It is recognized that both the Union and the Company realize that there must be some guidelines controlling holiday pay and that an employee must work his full scheduled day before and after the holiday. However, certain circumstances may warrant an employee not working the full scheduled day before and after the holiday and still be considered for holiday pay.

  If an employee must leave work because of illness or an emergency during either of these work days, he or she must report the exact reason to his foreman or other responsible management personnel. In case of illness, the Company reserves the right to send the employee to the doctor at that time, or in the case of night shift, at the earliest possible time to determine the extent and nature of illness. If the doctor confirms illness, the employee will be paid. If the employee does not make himself available or does not go to the doctor upon request, he or she will not be paid.

C) Employees normally scheduled to work on a holiday, such as Furnacemen and Tankmen, must work as scheduled in order to qualify for holiday pay.

If a Tankman is not scheduled to work on a holiday, the employee will qualify for eight hour add-on for the holiday provided that all other qualifying rules are met.

D) When a holiday falls on Saturday, it shall be paid forwhether the employee would be scheduled to work or not, subject to the qualifying rules.

E) No payment will be made for holidays not worked to employees on sick leave, leave of absence for any reason, furlough, or on layoff except as otherwise provided herein.

F)   The recognized eight (8) paid Holidays are:

                         New Years's
                         Good Friday
                         Easter Monday
                         Memorial Day
                         Labor Day
                         Thanksgiving Day
                         Day After Thanksgiving
                         Christmas

G) In cases where it is necessary and when work is performed on any of the above holidays, time and one-half plus holiday pay shall be paid.



ARTICLE 10 - SHIFT DIFFERENTIAL
             ------------------

    The second shift shall be paid a differential of 12 cents per hour. Third shift shall be paid a differential of 15 cents per hour which is not applicable to producing labor (shops). The above amounts are not reflected in computation of other premium time, vacation (unless worked) or other similar payments except as required by law.



ARTICLE 11 - PAY DAY
             -------

Section 1 -  Workers shall receive a check covering their earnings in full
             (less authorized deductions) every week and shall be paid within one week after the close of the payroll period.

Section 2 -    When the Pay Day falls on a Holiday, the Company shall distribute the checks on the preceding day, if possible.



ARTICLE 12 - MERIT WAGE ADJUSTMENTS
             ----------------------

Nothing in this contract shall be construed to prevent the Company from giving increased compensation to employees of particular merit or to those deserving an increase or promotion or who are promoted during the period that this contract covers.



ARTICLE 13 - INVALIDITY
             ----------

In the event any of the terms or provisions of this Agreement shall be or become invalid or unenforceable by reason of any Federal or State Law, directive order, rule or regulation now existing or hereinafter enacted or issued, or any decision of a court of last resort, such invalidity or unenforceability shall not affect or impair any other terms or provisions hereof.



ARTICLE 14 - FULL POWER
             ----------

The American Flint Glass Workers' Union, A.F.L. - C.I.O., represents to the Company that the officers and/or representatives who sign this agreement in its name have full power and authority to make this agreement on behalf of the Union and the employees of the Company (members of Local Union No. 102 and No. 537).



ARTICLE 15 - WAGES
             -----

  1) Effective June 1, 1995, all existing hourly base wage rates in effect will be increased by TEN (10) cents per hour.

     Effective September 4, 1995, all existing hourly wage rates in effect will be increased by FIFTEEN (15) cents per hour.

     Effective September 2, 1996, all existing hourly wage rates in effect will be increased by TWENTY-FIVE (25) cents per hour.

     Effective September 1, 1997, all existing hourly wage rates in effect will be increased by TWENTY-FIVE (25) cents per hour.

Effective September 2, 1996, a FIVE (5) cents per hour skill adjustment will be added to the hourly base wage rates of all Local 102 employees.

  2) All newly hired non-skilled employees shall be paid a base rate of 85% of the job classification in which he or she works during the first year of employment.

     During the second year of employment this rate to increase to 95%.

     During the third year of employment this rate to increase to 100%.

  3) Any former employees who are rehired and have a minimum of two (2) years previous service, shall be paid the full job rate immediately upon rehire. Any former employees who are rehired and have less than two (2) years previous service shall be given credit for such previous service toward the full job rate and will be paid the full job rate when the length of such previous service plus subsequent service equals two (2) years.


 4)  SEVERANCE PAY

     The company proposes severance pay in the event the plant closes down on a total and permanent basis as defined under the federal plant closing regulation. Severance pay would be payable on the following schedule:

                    0 - 4 years          0
                    5 - 15 years         4 weeks
                    16 - 25 years        8 weeks
                    over 25 years       12 weeks

     To qualify for severance pay, employees must work 400 hours within the previous twelve (12) months.



ARTICLE 16 - VACATION WITH PAY
             -----------------

SECTION 1 - ELIGIBILITY - All hourly paid employees who, during the life of this contract, worked 400 hours or more per year between January 1 and December 31, are eligible for a vacation with pay in line with the following provisions and schedule:

VACATION PAY - MEMBERS LOCAL 102 AND 537

     Years Service            Days Vacation
     -------------            -------------
      1 year or more            5 days (40 hrs)

      5 years or more           10 days (80 hrs)
     10 years or more           15 days (120 hrs)
     20 years or more           20 days (160 hrs)

Local 102 Only - The base rate for vacation pay will be determined by the base rate worked more than 50% of the time during the month of October the previous year. The base rates referred to above are the rates in force at the time the vacation is taken, the October reference intended only to set the type of rates. Under no circumstances will the rate be less than Press and Blow. The normal Power Press Operator and Gatherer will receive "Shades over 12" Dia." base rate for vacation pay.

General Provisions - Partial Vacations
--------------------------------------

A. Any employee who has been continuously employed by the company for a period of time as specified by the qualifying rules, and who has worked more than four hundred (400) hours but less than one thousand (1000) hours during the qualifying year shall receive vacation with pay on the basis of two and one half percent (2 1/2%) of his base rate times the total hours worked for each week of vacation entitled. Any employee who has worked 1000 hours or more shall receive one full weeks pay for each week entitled.


SECTION 2 - QUIT OR DISCHARGED
------------------------------

     Where a person's service with the Company is severed by a quit or discharge and on furlough or leave of absence, he automatically begins a new service record insofar as the vacation plan is concerned, provided he is later rehired or returns to his job.



SECTION 3 - ILLNESS
-------------------

     Time lost by employees due to accidents in the plant, and such accident is recognized by the State Workmen's Insurance Fund, will count as time worked not to exceed a twelve month period.


SECTION 4 - VACATION SCHEDULES
------------------------------

     The plant will be closed down the first week in July or 4th of July week and all employees will take their first week's vacation and the second
     (2nd) week may be taken between the last Saturday in June until the last Saturday in September with the understanding that not more than one-fourth (1/4) of the employees shall be off at one time or arrangements can be made by your supervisor after considering the wishes of each employee and the best operation of the plant. However, if or when it occurs during the time the plant is shutdown for repairs or inventory, all employees who are eligible for two weeks vacation with pay must take their second week's vacation at that time.

SECTION 5 - VACATION PAY
------------------------

The first and second weeks of vacation pay, when earned and due, will be paid to the employee on the Friday preceding vacation.

(a) Vacation pay is subject to withholding tax and social security tax or any other tax in effect at time of payment.

SECTION 6
---------

Any employee who has been called in the Armed Forces and who has worked the required number of hours during the period covered by this contract, will be eligible for vacation pay in accordance with the foregoing eligibility rules.

SECTION 7
---------

American Flint Glassworkers' Union National Executive and Elected Delegates to the Annual or Biannual American Flint Glassworkers' Union National Convention shall be given credit as time worked for vacation purposes, the time lost from work due to attendance at said Convention and Annual General Wage Conferences.

SECTION 8 - PAID VACATION HOURS
-------------------------------

Non-worked hours paid for under Company policy at base rate for holiday, vacation, funeral leave, and jury duty will be credited as hours worked for calculating vacation earned.

SECTION 9
---------

For the third and fourth week of vacation, management has the right to limit the number of employees off in any one week to what, in management's opinion, maintains proper continuity of operations. The fourth week vacation may be taken one day at a time with two weeks notice, except during periods between July 15 and November 15. In cases where more employees want off than is proper to maintain continuity of operations, management will consult with the individuals involved and attempt to provide vacations at another time acceptable to the individual. If this is not possible, the vacation will be assigned according to seniority.

If an employee is sick, the third and fourth week of vacation can be taken a day at a time in lieu of lost time. Payroll must be notified of any such request by the Monday following the week of absence for timely payment.

It is further understood and agreed that any employee who wishes to work any portion of his vacation may do so if the company requests it and agrees to pay him his regular vacation pay in addition to pay for the time worked.


SECTION 10
----------

  A) Employees with one or more years of service who work the hours necessary to qualify for a vacation but die or retire or are disabled prior to the vacation period will receive vacation pay. In case of death, payment will be made to the insurance beneficiary last designated under the Company's group insurance plan or, in the absence of such designation, to the proper heir as determined by the Company's legal counsel.

  B) Any employee who quits after qualifying under the provision of the vacation plan shall be paid vacation pay earned.



ARTICLE 17 - REST PERIODS
-------------------------

Rest periods shall be as follows in the Hot Metal Department, applied to operating personnel only.

The Company will provide relief for a thirty (30) minute unpaid lunch period between the hours of 10:30 a.m. and 1:30 p.m. on the first shift and 7:00 p.m. and 10:00 p.m. on the second shift. Also during the scheduled lunch periods, the Company will provide required relief so that employees will not work more than one hour without a ten minute relief. During all other scheduled hours, the Company will provide twelve minutes relief during each hour.


ARTICLE 18 - HOSPITALIZATION AND LIFE INSURANCE
-----------------------------------------------

     (1) The Company shall establish and maintain a comprehensive Group Hospitalization, Life Insurance, and Weekly Accident and Sickness Health Program for all covered employees.

     (2) The Company shall be responsible for the administration of the Program.

     (3) Effective June 1, 1995, the employee contribution for Hospitalization will be at 15% of the premium.

   Employee contribution for the first 12 months are as shown:

                              Full Rate     15%
                              ---------   ------
       Family                  $313.38    $47.02
       Husband & Wife          $299.39    $44.91
      *Parent & Children       $273.91    $41.09   * 34.18
       Single                  $128.53    $19.28
       Dental (Emp. Only)      $ 13.24    $ 1.99

   * Parent and children - a special rate for anyone presently this category. Any new employees in this category will pay $41.09.

       (4) Life Insurance - Hourly employees will be eligible for Life Insurance and Accident and Sickness Insurance according to the following schedule:

                               Accident & Sickness
Life Insurance            (18 weeks)       Employee Cost
--------------          -------------    -----------------
   $6,000                  $110.00            $4.16

       (5) New Hires - Newly hired employees shall be offered full insurance coverage after attaining six (6) months of Company Service.



ARTICLE 19 - FUNERAL LEAVE
--------------------------

In case of the death of a spouse, child or step-child, an eligible employee shall be paid for regular scheduled time lost through the third day after interment, not in excess of five (5) eight-hour shifts at his or her regular base wage rate.

In order for an eligible employee to attend the funeral of a parent, step-parent, brother or sister, the employee shall be paid for regular scheduled time lost through the day after interment, not in excess of three eight (8) hour shifts at his regular base wage rate. If an employee's grandparent, grandchild, mother-in-law or father-in-law should die, the employee may be absent on the day of the funeral to attend the funeral and shall be paid for regular scheduled time lost not in excess of eight (8) hours at his regular base wage rate.

In order for an employee to be eligible, he must be a full time employee who has been on the manufacturer's payroll continuously for sixty (60) days.

ARTICLE 20 - RETIREMENT
-----------------------

     1. Employee shall be subject to mandatory retirement according to current federal law.

     2. Employees will become eligible to participate in a 401K Retirement Savings Plan on the first day of the month following completion of SIX
          (6) months service and attainment of age 21.

     3.   Effective September 4, 1995 no cap on hours worked toward 401-K.

     4. Company will contribute to each participant in the 401K Retirement Savings Plan on the following basis:

          Prior to September 2, 1996:

          A) Less than 10 years service - SEVEN (.07) cents per actual hours worked.

          B) Service of 10 years and over - FOURTEEN (.14) cents per actual hours worked.

          Effective September 2, 1996:

          A) Less than 10 years service TWELVE (.12) cents per actual hours worked.

          B) Service of 10 years and over - NINETEEN (.19) cents per actual hours worked.



ARTICLE 21 - JURY DUTY
----------------------

Employees shall be paid the difference between eight (8)times their regular hourly base wage rate and the payment they receive for Jury Duty for a maximum of ten (10) working days each calendar year, subject to the following requirements:

A) Payment will be made only for Service on a Petit Jury in Federal, State or County Court and the employee must notify the Company within fortyeight (48) hours after receipt of summons.

B) The employee must present to the Company proof of Jury Duty and the amount of pay received therefore.

C) This provision shall not apply where an employee voluntarily seeks Jury service, and the Company reserves the right to request that an employee be excused from Jury Duty.

D) Employees who are excused from Jury Duty before 12:00 o'clock noon shall be required to report for work for the full shift should they be employed on the second or third shifts.

E)  Hours on Jury Duty will not be counted in computing overtime.


ARTICLE 22 - LOST TIME
----------------------

It is mutually agreed between the Company and the Union that any lost time at the start of a turn of 15 minutes or more, for any of the reasons shown below, will be compensated for at the hourly rate of each job, providing that the four
(4) hour skilled move is packed.

Applicable reasons for lost time of 15 minutes or more areas follows:

     1. Delay in setting in press. A press is considered ready when set in, leveled, and the air hooked up.

     2. Glass not ready to work in day tanks due to excessive melting time. Delay time will end when molds are taken out of mold oven.

     3. Effective mold equipment the requires repair prior to starting the turn. Delay will end when mold equipment is delivered back to the press.

     4. Glory holes, glaziers, and sputniks not set in at start of turn. Delay ends when such equipment is set in place and shop can begin making ware.

     5. If cold molds are used due to a schedule change at the start of a turn, delay time will be allowed to heat up molds. This applies only to molds that come directly from storage instead of the mold oven.

The Foreman on each shift will be responsible for determining the amount of lost time in accordance with this agreement.


ARTICLE 23 - LOST TIME DUE TO ON-THE-JOB ACCIDENTS
--------------------------------------------------

When an employee is involved in an accident on the job and requires medical aid from a doctor, the Company will pay at the hourly rate worked from any lost time on the day of the accident. Such lost time must be authorized by the examining doctor.

ARTICLE 24 - HOSPITALIZATION RATES FOR EMPLOYEES AWAY FROM WORK
---------------------------------------------------------------

It is mutually agreed between the Company and the Locals No. 102 and No. 537 that employees can be charged the full rate for hospitalization after six (6) months of continuous layoff. If an employee is unable to pay the required premium, the coverage will be terminated. If coverage is terminated, it can be reinstated only when the employee is called back to work.

If an employee is called back to work from layoff status and does not return, all benefits will be terminated.

After 30 months away from work, employees on worker's compensation or off due to sickness can be charged the full rate for hospitalization insurance. If the employee is unable to pay the required premium, the coverage will be terminated.


ARTICLE 25 - SECONDS AND STONES
-------------------------------

All seconds selected over the move and kept to be sold in the company store or other outlets shall be paid for at 50% of that paid for first quality ware.

In cases where the move is not met with first quality ware, any seconds will be counted the same as first quality ware up to the move for pay purposes.


ARTICLE 26 - GATHERERS
----------------------

It is mutually agreed between the Company and the Locals No. 102 and No. 53 that non-card gatherers will be assigned to shops based on overall past performance of ability and dependability as determined by the foreman.


ARTICLE 27 - GENERAL
--------------------

     1. Any employee in this department caught throwing any article or in any way molesting another employee or willfully destroying Company property, will be subject to discharge.

     2. Employees are expected to be familiar will Rules and Regulations as provided in this contract and any supplemental agreement mutually agreed upon.

     3. This contract provides the procedure by which complaints or grievances of employers or employees are to be handled. We will recognize and follow it, and we expect all members of the American Flint Glass Workers' to do the same.

     4. Any employee caught stealing or destroying Company property is subject to immediate dismissal.

     5. The Company reserves the right to handle, in the following manner, employees who break department rules, fail to follow instructions or in anyway fail to live up to any written agreement: For the first offense, employee shall be given a warning slip. For the second offense, employee shall be given a second slip and may be laid off a maximum of five (5) operating days. The third offense may mean dismissal of employee. These slips shall be made out in triplicate, one copy to be given the employee, one to the Union, and one retained by the Company. These slips shall contain the infraction of rules, instructions, or contract involved and shall be signed by the employee's immediate foreman and at least one of the Company officials. If there is any discussion concerning a slip, it must be made within 24 hours of the time the employee and Union are handed the slips. When a slip is issued and the employee has a clean record for a period of one (1) year, Management will withdraw the slip.

     6. No agreement shall be changed or new agreement made without mutual consent of the Union and the Company.


ARTICLE 28 - NO MALE/FEMALE WAGE DIFFERENTIAL
---------------------------------------------

Whenever there is a reference to the masculine or feminine gender in this agreement, such reference is used solely for the convenience of the draftsman and, in all cases, use of the masculine or feminine gender is intended to refer to employees of either sex. There will be no difference in rates of pay for males and females who do equal work on jobs the performance of which requires equal skill, effort, and responsibility and which are performed under similar working conditions.


ARTICLE 29 - LEAVES OF ABSENCE
------------------------------

Upon written application, leaves of absence for good cause may be granted employees. Such leave shall be in writing and approved by the Plant Manager. A copy will be given to the Union. Employees who do not return at the expiration date or who engage in other employment while on leave, shall be deemed to have quit.

     MATERNITY DISABILITY:
     ---------------------

     1) Maternity disability leave shall be treated the same as all other non-occupational medical disability leaves. Hospital and medical benefits will be paid the same as for any other disability.

     2) Weekly sickness and accident benefits will only be paid to employees who commence their maternity disability leaves when "disabled", as established by medical documentation approved by the Company or insurer, and it will only be paid for the actual disability period which, absent medical documentation approved by the Company or insurer, will be presumed to cease no more than six weeks following delivery or other termination of the pregnancy.

     3) Employees who commence their maternity disability leaves when disabled and who return to work within six (6) weeks after delivery or other termination of the pregnancy (or who disability period after delivery or other pregnancy termination is extended on the basis of Company approved medical documentation) will be guaranteed reinstatement to their former job classification or those of like pay and status, provided they would otherwise be entitled to work.

     4)   Any employee:
          A)   Who commences her maternity leave before she is disabled, or

          B) Who fails to return to work within six (6) weeks after delivery (or whose disability period after delivery is not extended on the basis of Company approved medical documentation), or

          C) Who fails to return to work within a reasonable recovery period after a miscarriage or other termination of pregnancy will be considered a voluntary quit with no entitlement to reinstatement to her former job classification or one of like pay and status.

     5) Any dispute that may develop over this policy is subject to the grievance procedure.



ARTICLE 30 - PREMIUM TIME
-------------------------

Section 1-  The Company agrees to pay time and one-half for the following:

     A) All hours of work in excess of eight (8) hours during any one work day.

     B)   All hours of work during the designated 24 hour Sunday period.

     C)   All hours of work in excess of 40 hours in any week.

     D) Tank tenders holiday add-on pay for holiday hours not worked shall not be counted as time worked in figuring premium time under paragraph (c) above.

  Section 2 - There shall be no duplication of pyramiding of premium time or overtime. Exception: Holiday hours Monday through Friday paid for but not worked shall be counted as time worked in figuring premium time under paragraph (C) above.

              Saturday holiday hours will not be counted as time worked in figuring weekly overtime.

  Section 3 - The working of overtime shall be mutually acceptable to the individual employee and the Company. That is to say, the Company cannot require an employee to work overtime nor can an employee demand the Company to give him overtime.

  Section 4 - A .10 per hour Premium will be paid for all hours worked on
              Sunday. This is to be a straight .10 per hour add on and will not be computed in calculation of overtime payments or bonus earnings.

  Section 5 - An employee who is called to work after leaving the factory will be given an opportunity to earn at least four (4) hours pay at his regular base rate. If the employee chooses to return home after completing the task for which he was called he shall be paid for the time worked, with a minimum of two (2) hours pay at his regular base rate.

              It is understood that if a greater amount of earnings would result from application of any of the overtime provisions of the contract to the time worked, the employees will be paid the greater amount. Such minimum guarantees do not apply in case of work immediately prior to the employee's scheduled shift.

  Section 6 - WEATHER CONDITIONS
              ------------------

  When weather conditions indicate the need for heat within the plant, the Company will make every possible effort to adjust the temperature, making it possible for all employees to work in comfort.

ARTICLE 31 - GENERAL RULES - LOCAL 537
--------------------------------------

Section 1 - Working hours in the Cold Metal Department are from 7:00 a.m. to 3:30 p.m. on first shift and from 3:30 p.m. to 12:00 midnight on second shift.

     Hours in the Hot Metal Department are from 7:00a.m. to 3:30 p.m. on first shift and 3:30 p.m. to 12:00 midnight on second shift.

     Employees are to be in their places and ready to work at the starting hour or a reasonable period thereafter and to continue their duties through-out the full working period, the only exception being for interruptions beyond their control or for unavoidable personal reasons.

Section 2 - All employees on the time clock must punch their own card, it being a violation of the Federal Wage and Hour Law for one employee to punch another employee's time card.

Section 3 - Employees from one department are not allowed in another department unless in the performance of their duties or with permission from their Foreman.

Section 4 - TANK TENDERS
            ------------

Tank Tenders will work a three (3) shift, twenty (20) week rotating schedule. Tank tenders work schedule will begin on Sunday (11:00 p.m. Saturday night) instead of Monday.

This change will result in Saturday work at time and one-half if it is the sixth day of the week and all other qualifying rules for overtime are met. The schedule repeats itself every twenty (20) weeks and each employee will have had a sixth work day fall on Saturday five times during this period.

Tank Tenders are to understand that they have responsibility for all phases of the operation of all melting units as assigned by the Foreman and the practices which are consistent with proper melting and tank operations.

Section 5 - TURNING OUT
            -----------

All turning out jobs will be advertised and each shop assigned a permanent turning out employee who cannot be bumped unless there is a temporary or permanent reduction in forces in Local #537. A temporary reduction in forces is any layoff lasting more than one (1) week.

Job rights for turning out will be governed as follows:

If either a permanent or temporary cutback occurs, a permanent turning out employee can be bumped by another employee holding more seniority only if there is no other work available. If bumping does occur, the youngest turning out employee will be the first one bumped.

If a presser retires and is replaced by a new presser, the turning out employee of the old shop will be considered as the permanent turning out worker of the new shop.

If a presser retires and is replaced by a presser from another shift or shop, seniority will rule in determining whether the retired pressers turning out employee or the replacement pressers previous turning out employee will be considered as the permanent turning out employee of the new shop.

Turn out employee on low shop shall receive the same base rate as the glazer and warming-in base rate on low shop.

Section 6 - MOULD CLEANERS
            --------------

     A. The mould cleaning room shall be manned as shown below unless the employee has to be pulled to keep a shop working.

     B. When running five (5) or more shops two (2) persons will be assigned to the mould cleaning operation.

     C. When running four (4) or more shops (with a power press in operation), two (2) persons will be assigned to the mold operation.

     D. When running four (4) shops or less (no power press), the Company will evaluate the work load and determine the crew size accordingly.

     E. When working two (2) shifts, there shall be a head mould cleaner and an assistant on each shift.

Section 7 - WARMING IN WORKERS
            ------------------

Warming in workers will assist the Finisher on punch sets by rolling the snaps when making plates. Whenever Management considers it necessary, the Warming in workers will also roll the snaps when making punch bowls.

Section 8 - LABOR GANG
            ----------

Laborers will be set up on a permanent basis and cannot be bumped. In overtime work, the laborers will have priority and if additional help is needed, seniority in the Hot End will prevail.

Section 9 - BASE RATES OF PAY
            -----------------

Base rates for jobs not covered by the current base rate wage list shall be set up by the Company after making a comparison with other jobs in the plant and by giving proper weight to skill, effort, responsibility, and job conditions. In any instance where the union feels the rate to be in error, the matter shall be subject to the Grievance Procedure and if subsequently it is found that a correction should be made in a new base rate, such adjustment shall be retroactive to the date of the written protest but in no event before the effective date of this contract.

Where inequalities or inequities in base rates exist or arise, adjustments may be made by the Union and the Company.

Section 10 - SENIORITY - LOCAL 537
             ---------------------

     A. For the purpose of determining layoffs and other factors surrounding seniority, there shall be two recognized departments, namely, Hot Metal and Cold Metal. The Hot Metal Department embracing those operations in the production of ware in what is commonly known as the Hot End. The Cold Metal Department embracing all operations other than those done in the Hot End.

     B. When work becomes slack, the available work shall be delegated to the employee having most seniority with the Company within their respective departments providing they are physically fit and competent through knowledge, training, skill and efficiency to perform the available work.

     C. New workers shall not be hired in any department while regular (Union) workers of that department are laid off.

     D. The seniority of an employee shall start when he or she starts to work in the department to which they are assigned.

     E. An employee's service and seniority shall be cancelled after a layoff of two (2) years.

Restoration of Service - A former employee who has two (2) or more years of continuous service with the Company, and who has been or is re-employed by the Company, shall be given credit toward vacation for prior service with the Company, after he has been re-employed for a period of three (3) years.

F.   Cold End Seniority Protection Agreement
     ---------------------------------------

     1. Any person who has been on layoff continuously for a period of six (6) months shall have bumping rights on any job posted under the Seniority Protection Agreement.

     2. The jobs of SAWING (1st and 2nd Shifts) and GRINDING (1st and 2nd Shifts) are covered by this agreement. All jobs posted in the future will be looked at by the Company and the Union, and if applicable will be subject to this agreement.

     3. Anyone laid off shall have the right to bump onto lehr work with their full seniority but must stay on lehr work until work becomes available on their signed job. Such bumping will be limited to full days and will not apply to partial days.

          If any questions arise concerning the qualifications of those bumping, the Cold End Committee will be consulted to help solve the problem.

G. Members of the Union shall be given the preference of work over non-union employees in conformity with conference agreements and understandings.

H. If an employee is asked by the management to transfer from one department to another and the transfer is made, they shall retain their seniority rights in their former department for ninety (90) days.

I. In the event a shop is off, the senior employee in that department employed on said shop shall be entitled to work before new or employees with less seniority.

J. All open jobs to be listed for seven (7) days on the bulletin board for publication so that all members will know of the opening and that the foreman and committee shall give full consideration as to who shall be placed on the job; said jobs having been left open for one week for discussion and consideration, after publication. After a trial period of one week, it shall be agreed between management and committee as to whether the employees shall remain on the job or return to his old job. Any person who passes up the opportunity to take this job thereby forfeits any later claim to this position.


K. In the restoration of forces, if any employee fails to report to work within seven (7) days after proper notification, he or she shall lose all seniority rights.

L. The Company will post a list every six (6) months showing the seniority of all employees in both the Hot and Cold Metal Departments. The Union Secretary shall provide a list of Union Officials and Committee Members.

M. In case am employee is drafted or enlists because he is eligible to be drafted into Military Service in time of War or Peace, they shall retain their seniority, providing they return to work within ninety (90) days after they receive their discharge.

     The Company's records shall be final.

Section  11 - IMPROVED METHODS
              ----------------

This department pledges for itself and all its members that they will cooperate in the introduction of advanced methods of machine production so that the Company may adequately meet competitive conditions and maintain employment.

Questions relating to Cold End Department Operations, incentives, and productivity will be referred to the Cold End Labor-Management Productivity Committee comprised of no more than three Local 537 employees and if not resolved, shall be a matter for the Grievance Procedure.

Section 12 - TEMPORARY TRANSFER
             ------------------

     A. Employees temporarily transferred to any other job paying a lower rate shall be paid his regular rate if work is available for him on his regular job.

     B. Employees transferred to a job paying a higher rate shall be paid the job rate of the work performed.

     C. Such temporary transfer or assignment of an employee to a lower rated job, at the base rate of the high job, shall not constitute a change in rate for the lower rated job.

Section 13 - REPORTING FOR WORK PAY
             ----------------------

     A. Any worker holding a regular position, reporting for work at his usual time, will be guaranteed at least four (4) hours' pay for four (4) hours' work at this regular rate, unless he has been instructed not to report. This policy will not apply during floods, fires, tornadoes, power or fuel failures, machine breakdowns, or other emergencies beyond Company control. Any service call shall be for not less than four (4) hours' pay.

     B. The Company assumes no responsibility for individuals appearing in the hope or expectation that work may be available.

Section 14 - GLOVES
             ------

     A. All employees handling hot, sharp, or any tool or article that may be injurious to the hands shall be furnished with gloves.

     B.   New gloves to be issued upon return of the old and worn out gloves.

Section 15 - FIRST AID
             ---------

Although every possible effort has been made to aid in accident cases, we feel that adequate space should be made where cleanliness could be maintained and in case of serious accidents, employees injured could be placed or moved where first aid could be rendered with readiness and cleanliness.

Section 16 - SAMPLE ROOM
             -----------

The job of the employee who packs samples, less-than-carton lots and odds-and-ends orders, will be advertised according to our present written agreement for advertising jobs which become open. When an employee has been assigned the job according to the above agreement, no employee can bump that worker so long as the assigned employee wants the job.

It is understood that if there is not enough work available for a complete day, this employee can complete the day by assignment to any work available. If the worker is caught up with available sample room work is employee will not be called out until at least part of a day is available or is eligible for work according to general seniority.

Section 17 - ETCHING ROOM
             ------------

The Company will provide x-rays to all permanently assigned and regularly scheduled etching room employees according to applicable law.

Section 18 - MISCELLANEOUS WORKERS SKILLED CARDS
             -----------------------------------

Miscellaneous workers who get skilled cards will be given protection on their miscellaneous seniority for a period of three (3) years from the date of their skilled card. If a cutback in operations should be necessary during the three
(3) year period, the worker will be permitted to do miscellaneous work according to his seniority.

It is not the intent of this agreement to permit employees with skilled cards to get overtime on miscellaneous work.

Section 19 - TANK TENDER TRAINEE
             -------------------

When a tank tender is needed to be trained as a future tank tender replacement and for emergency use, the job will be advertised and awarded based on workmanship and seniority.

The individual selected can sign for other job openings but when a tank tender is needed in an emergency or on a full time basis, this employee is obligated to perform the tank tending job. If the selected employee is needed on a full time basis, this individual will become a permanent tank tender and relinquish all rights to other jobs held for a period of four (4) years. A tank tender cannot be bumped.

Section 20 - INDUSTRIAL WORKERS-SHOP KNOCKOFFS
             ---------------------------------

If a shop works three (3) hours or more on first or second shift and is knocked off by the foreman, due to no fault of the shop, the industrial workers will receive four (4) hours' pay.

If a shop works 2 1/4 hours or more on third shift and is knocked off by the foreman due to no fault of the shop, the industrial workers will receive three (3 hours' pay.

The usual shift differential on all shifts will continue to be paid on a proportionate basis as in the past, based on the number of hours worked.

Section 21 - COLD END INCENTIVE
             ------------------

All incentive jobs in the Cold End will be paid for by the job and not averaged by the day or half day if proper and accurate times can be recorded for each job. When accurate times cannot or are not recorded, incentives will continue to be based on the average for the full day or half day as is presently done.

This is subject to mutually resolving the proper and accurate recording of times on each job by the lehr tenders and associated relief people.

Section 22 - SPRAY DECORATING IN HOT END
             ---------------------------

It is mutually agreed between the Company and local #527 that the job of Spray Decorating in the Hot End be handled as follows:

     A.   The job will be posted for Hot End employees only.

     B.   Rate as per rate sheet.

     C. Sprayer must work with the shops. If less than four (4) hours spraying is scheduled, the spraye must work where assigned by foreman for the balance of the turn but will be paid the sprayer's hourly rate. It is not the intent of this agreement to guarantee work if a shop knocks off.

     D. Sprayer must spray when required by supervision. When spraying is not required, the sprayer can bump any non-posted job based on seniority and ability to do the job at the start of a turn.

     E. The individual selected for the sprayer position will relinquish rights to any previously owned job after a 30 calender day trial period.

Section 23 - INCENTIVE PROGRAM
             -----------------

Incentive programs will be as per the various separate incentive agreements and
Article 32, Section 11 of this contract.



ARTICLE 32 - SUPPLEMENTARY AGREEMENT - Local #102 Excluding Mould Makers
------------------------------------------------------------------------

The following agreement applies to those Union employees in the Pressed and Blown Department of Local Union #102 working at the L. E. Smith Glass Company located at Mount Pleasant, Pennsylvania and is a part of and supplementary to the General Agreement entered into by and between the Company and the Union.

1)   POWER PRESS GATHERERS
     ---------------------

     A) All articles weighing six (6) pounds or over, up to seven and one half (7 1/2) pounds shall pay pressers' rate and all articles measuring fifteen (15) inches or over in diameter up to seven and one half (7 1/2) pounds shall pay pressers' rate of pay.

          If an item weighs 11 3/4 pounds or more, the Company agrees to pay pressers wages to the first gatherer and to use this weight limit as a guideline in determining gatherers wages on future items where weight is the determining factor. In no case where weight is the determining factor will the first gatherer receive pressers wages if the item weighs less than 11 3/4 pounds.

          Two (2) gatherers are required for jobs weighing seven (7) pounds or more.

     B) It is mutually agreed between the Company and Local 102 that the regular second gatherer on the power press (crystal) must be capable of moving up to first gatherer when the regular first gatherer is not available for work.

          If single gathering jobs are scheduled on the power press and the regular gatherer is not available for work, the second regular gatherer will automatically move in to fill that vacancy. Any refusal by the second gatherer to temporarily move to first gatherer will mean that the person involved has given up his rights to be second gatherer.

2)  GLOVES
    ------

The Company shall furnish the pressers with one (1) pair of gloves every week; the gatherers, finishers, and handlers one (1) pair every two (2) weeks. The old gloves must be returned.


3)  ROTARY PRESS
    ------------

All articles eight (8) inches and larger made on Rotary Press will be made at regular side lever press moves.

4)  REPAIR PRESS
    ------------

The Company agrees to repair all presses and put them into A-1 condition or in good working order so as to make a better production unit. Also, the Company agrees to repair or replace wind pipes and air lines as required.

5)  FANS CLEANED
    ------------

The Company agrees to keep the fans clean.

6)  REST ROOMS
    ----------

The Company agrees to keep the rest rooms clean.

7)  PUNTY HEAD MAKER
    ----------------

The Company agrees to have someone in at all times to make punty heads, keep clay in order and to do what-ever is necessary to make better production.

8)  LAYOFF OVER ONE MONTH - LOCAL 102
    ---------------------------------
If a layoff lasts more than one month, the Company shall meet with the Local and discuss the Seniority plus qualification of those individuals involved.

9) The Company agrees to stamp all cartons "Buy Union, American, Handmade Glassware."

10) The Company agrees to sign all Local Agreements and list established sheets as soon as possible and return them to the Secretary of the Local Union.

11) MOVES AND INCENTIVES
    --------------------

All semi-automatic moves will be 40% higher than side lever moves. The rate of participation will be the same as side lever moves.

The rate of participation for incentive purposes shall be at the same rate as in the previous contract.

Management will establish moves for all new items. Settingmoves for new items will be made so that a qualified operator shall have the expectancy of exceeding a standard by an average of 25%.

All current moves will be reviewed and adjusted so that aqualified operator shall have the expectancy of exceeding a standard by an average of 25%.

Questions relating to moves may be taken to the Labor Management Productivity Committee comprised of not more than four (4) local 102 members and if not resolved shall be a matter for the Grievance Procedure.

12) Management agrees to furnish graphite and wax at Company expense where needed as an aid to production as determined by the foreman.

13) The Company will furnish gathering tools.

14) WAGES - MACHINE GATHERERS
    -------------------------

Machine Gatherers will be paid for overage on the average of the pressers' and gatherers' rate.

15) REPORTING FOR WORK
    ------------------

A presser, gatherer, finisher, blower or blocker holding a regular position, reporting for work at his usual time, will be guaranteed at least four (4) hours' pay for four (4) hours' work at his regular rate, unless he has been instructed not to report. This policy will not apply during floods, fires, tornadoes, power or fuel failures, machine breakdowns, or other emergencies beyond Company control.

16) SKILLED WORKERS - SHOP KNOCKOFFS
    --------------------------------

If a shop works 3 1/2 hours or more on first and second shift and is knocked off by the foreman, due to no fault of the shop, the skilled workers will receive four (4) hours pay. If a shop works 2 hours 35 minutes or more on third shift and is knocked off by the foreman, due to no fault of the shop, the skilled workers will receive three (3) hours pay.

The usual shift differential will continue to be paid on a proportionate basis as in the past based on the number of hours worked.

17) THIRD SHIFT - FILLING IN FOR ABSENT PRESSER
    -------------------------------------------

It is mutually agreed between the Company and Local #102 that if the third shift presser is absent from work on a temporary basis, the Company has the right to assign a dauber to fill in pressing subject to the following rules:

     A) All skilled card holding employees or assigned apprentices must be given first preference.

     B) Such assignment shall in no way interfere with the established sequence of putting on new pressers when needed.

     C) The intent of this agreement is to provide a method of keeping shops working on the third shift, and not essentially to break in new pressers.

18) EQUIPMENT
    ---------

The Company will provide all Union Card Holding pressers employed at Smith with a new pair of shears if needed contingent upon return of old shears for replacement.

19) SHADES WITH CENTER HOLES
    ------------------------

The hole in all shades will be started in the Hot End. If the shop is having trouble with checks, the foreman has the responsibility to either solve the problem or send the ware in without starting the hole. Such ware will be designated for drilling in the Cold End. Every attempt must be made to properly start the hole in the Hot End. If it cannot be done, the shades can be drilled in the Cold End until the proper method is worked out in the Hot End.

While management desires to resolve particular productions problems such as this, management still retains its prerogative to make the determination as to the most effective manufacturing procedures.

20) SKILLED RELIEF
    --------------

If an employee relieves two (2) or three (3) people, 100% participation for incentive will apply if breaks are given accordingly.


ARTICLE 33 - SUPPLEMENTARY AGREEMENT #2 (MOULD MAKING DEPARTMENT)
-----------------------------------------------------------------

The following Agreement applies to those Union employees in the Mould Making Department Local #102 working at the L. E. Smith Glass Company located at Mount Pleasant, Pennsylvania and is part of and supplementary to the General Agreement entered into by and between the Company and the Union.

 1) The Company agrees to recognize the Rules of Government or Mould Making Work, Press Branch, as agreed to for the period covered by this contract.

 2) Vacation period for Mould Making Department shall be agreed to between the foreman and employees of the Mould Shop. Eligibility rules shall be the same as the Press Ware Department.

 3) The Company agrees that the Mould Shop shall be swept and cleaned at least once each week.

 4)  MOULD MAKING DEPARTMENT HOURLY MINIMUM RATE
     -------------------------------------------

     The Company agrees to pay the hourly wage rates for Journeymen and Apprentice Mould Makers that is negotiated in the wage conference between the G.C.I.R.C. Group and on the same dates as specified in the National Mould Makers Agreement.

5) In the case of Mould Makers physically unable to perform an average day's work, the rate shall be set by the Local Union, the Manufacturer, and the individual worker involved.

6)  VACATION PAY
    ------------

    All Mould Makers and Apprentices shall be paid their base hourly wage rate for Vacation Pay.

    A) Mould Makers will receive their first week's vacation pay on the last pay day preceding the vacation period. If not eligible for a second week's vacation pay, said Mould Maker will be paid the week before vacation pay the second week of vacation.

    B) Vacation pay is subject to all taxes in effect at the time of payment.


7) HOLIDAY PAY
   -----------

    All Mould Makers and Apprentices shall be paid their base rate of pay for each of the following Holidays: New Year's, Good Friday, Easter Monday, Memorial Day, Labor Day, Thanksgiving Day, Day After Thanksgiving, Christmas.

    Whenever it would occur that a Mould Maker or Apprentice would be called in to work on a paid Holiday, he would be paid double time plus holiday pay. Work on a Holiday shall be voluntary with the Mould Makers and Apprentices.

8) PAID HOLIDAYS
   -------------

    When a Holiday falls on Saturday, it shall be paid for whether the employee would be scheduled to work or not.

9) CALL IN PAY
   -----------

    A Mould Maker who is called to work after leaving the factory will be given an opportunity to earn at least four (4) hours pay at his regular base rate. If the employee chooses to return home after completing the task for which he was called, he shall be paid for the time worked, with a minimum of two (2) hours pay at his regular base rate. It is understood that if a greater amount of earnings would result from application of any of the overtime provisions of the contract to the time worked, the employees will be paid the greater amount. Such minimum guarantees do not apply in case of work immediately prior to the employee's scheduled shift.

10)  MULTIPLE WORK ASSIGNMENTS
     -------------------------

     Mould Makers and Apprentices shall not be assigned to operate two machines simultaneously or to operate a machine and do bench work, etc. while the machine is in cycle, except work of a nature that machine operators have performed in the industry in the past during machine cycle, if the cycle time is sufficient. No manufacturer shall be required to change its present practice of assigning work.

     Nothing herein shall be construed as placing any limitations upon a manufacturer's right to make work assignments not involving dual or multiple operations or from introducing new processes, equipment, materials, or methods of operation, from time to time as it deems desirable.

     Both the Union and the L. E. Smith Glass Company recognize that new techniques in manufacturing moulds which are substantially different from existing machines and methods may be developed in the future which involve dual or multiple operations. Therefore, during the term of the contract, a joint meeting shall be held with the negotiating committee of the Company and the Union within thirty (30) days following a written request by either the International President of the Union or the Company to the other for the purpose of exploring and making recommendations if possible concerning procedures to be followed so that the introduction of such new machines or methods can be carried out in a harmonious manner, giving due consideration to the interest of both the employee and the Company.

     The Company will operate new substantially different equip-ment involving dual or multiple operations under the provisions of Section until the Joint Committee has had an opportunity to meet. Failing agreement by the Joint Committee, the Company shall have the right to operate the equipment or install the new methods in such a manner as they deem desirable, and any dispute concerning same shall be referred as the Committee shall direct or to the next conference.


ARTICLE 34 - DURATION
---------------------

The above shall constitute the complete Agreement which shall continue in effect until the first Monday in September 1998, and thereafter so long as negotiation for a new or modified agreement shall continue.

Signed this 1st day of June, 1995, by the duly authorized representatives of the parties hereto:

THE L. E. SMITH GLASS COMPANY:

    Michael C. Miller - President
                        L. E. Smith Glass Co.

    Forrest L. Kastner - Plant Manager


THE AMERICAN FLINT GLASSWORKERS UNION:

    Lawrence Bankowski - International President

    Ivan T. Uncapher - International Sec'y/Treas.

    Paul W. Myers - National Representative


LOCAL #102

    Alvin  Rosensteel - President

    Joseph Michalczyk - Vice President

    Milton Clawson - Financial Secretary


LOCAL #537

    Barbara Hurst - President

    Sylvester Lubovinsky - Vice President

    Stephen Postlethwait - Treasurer

    Lawrence DePalma - Hot End Committee

                                                      HOT METAL HOURLY RATES
                                                      EFFECTIVE JUNE 1, 1995


                            SHADES                  MED.     MED.     LOW       LOW
                             OVER       HEAD        SHOP     SHOP    BRAC.     BRAC.      BLOW
                           12" DIA      SHOP      PR & BL    PRESS  PR & BL    PRESS      SHOP
01  Presser                 10.095      9.99         9.69     9.62     9.50     9.46     9.295
02  Gatherer                  9.72      9.64         9.37     9.32     9.20     9.17      8.95
03  Finisher                  9.99     9.685         9.44     9.36     9.25    9.215      9.39
15  Gatherer 2nd              9.64      9.64
16  Gatherer (SA)                      9.815                 9.465     9.35     9.32
17  Presser (SA)                       9.815                 9.465     9.35     9.32
13  Handler                             9.99                                    9.99
04  Turn Out                  8.07      8.07         7.77    7.985    7.995    7.985
05  Warm-In                   8.07      8.07        7.985    7.985    7.995    7.985
06  Glazer                    8.07      8.07        7.985    7.985    7.995    7.985
07  Carry-Over                7.89      7.89         7.83     7.83     7.83     7.83
08  Spare                     7.89      7.89         7.83     7.83     7.83     7.83
09  Handle Gatherer                    8.115                                   8.115
10  Straighten                7.89      7.89         7.83     7.83     7.83     7.83
11  Catch Out                7.995     7.995        7.925    7.925    7.925    7.925
12  Carry In                  7.89      7.89         7.83     7.83     7.83     7.83
14  Ring Lifter               7.89      7.89         7.83     7.83     7.83     7.83
18  Sprayer                   8.07      8.07        7.985    7.985    7.985    7.985


                                                      HOT METAL HOURLY RATES
                                                    EFFECTIVE SEPTEMBER 4, 1995


                            SHADES                  MED.     MED.     LOW       LOW
                             OVER       HEAD        SHOP     SHOP    BRAC.     BRAC.      BLOW
                           12" DIA      SHOP      PR & BL    PRESS  PR & BL    PRESS      SHOP
01  Presser                 10.245     10.14         9.84     9.65     9.65     9.61     9.445
02  Gatherer                  9.87      9.79         9.52     9.47     9.35     9.32      9.10
03  Finisher                 10.14     9.835         9.59     9.51     9.40    9.365      9.54
15  Gatherer 2nd              9.79      9.79
16  Gatherer (SA)                      9.965                 9.615     9.50     9.47
17  Presser (SA)                       9.965                 9.615     9.50     9.47
13  Handler                            10.14                                   10.14
04  Turn Out                  8.22      8.22         7.92    8.135    8.145    8.135
05  Warm-In                   8.22      8.22        8.135    8.135    8.145    8.135
06  Glazer                    8.22      8.22        8.135    8.135    8.145    8.135
07  Carry-Over                8.04      8.04         7.98     7.98     7.98     7.98
08  Spare                     8.04      8.04         7.98     7.98     7.98     7.98
09  Handle Gatherer                    8.265                                   8.265
10  Straighten                8.04      8.04         7.98     7.98     7.98     7.98
11  Catch Out                8.145     8.145        8.075    8.075    8.075    8.075
12  Carry In                  8.04      8.04         7.98     7.98     7.98     7.98
14  Ring Lifter               8.04      8.04         7.98     7.98     7.98     7.98
18  Sprayer                   8.22      8.22        8.135    8.135    8.135    8.135


                            HOT METAL HOURLY RATES
                          EFFECTIVE SEPTEMBER 2, 1996

                                SHADES             MED.       MED.      LOW       LOW
                                 OVER     HEAD     SHOP       SHOP     BRAC.     BRAC.    BLOW
                               12" DIA    SHOP    PR & BL    PRESS    PR & BL    PRESS    SHOP
01 Presser                      10.545   10.44     10.14     9.95      9.95      9.91     9.745
02 Gatherer                     10.17    10.09      9.82     9.77      9.65      9.62     9.40
03 Finisher                     10.44    10.135     9.89     9.81      9.70      9.665    9.84
15 Gatherer 2nd                 10.09    10.09
16 Gatherer (SA)                         10.265              9.915     9.80      9.77
17 Presser (SA)                          10.265              9.915     9.80      9.77
13 Handler                               10.44                                  10.44
04 Turn Out                      8.47     8.47      8.17     8.385     8.395     8.385
05 Warm-In                       8.47     8.47      8.385    8.385     8.395     8.385
06 Glazer                        8.47     8.47      8.385    8.385     8.395     8.385
07 Carry-Over                    8.29     8.29      8.23     8.23      8.23      8.23
08 Spare                         8.29     8.29      8.23     8.23      8.23      8.23
09 Handle Gatherer                        8.515                                  8.515
10 Straighten                    8.29     8.29      8.23     8.23      8.23      8.23
11 Catch Out                     8.395    8.395     8.325    8.325     8.325     8.325
12 Carry In                      8.29     8.29      8.23     8.23      8.23      8.23
14 Ring Lifter                   8.29     8.29      8.23     8.23      8.23      8.23
18 Sprayer                       8.47     8.47      8.385    8.385     8.385     8.385

                             HOT METAL HOURLY RATES
                          EFFECTIVE SEPTEMBER 1, 1997

                      SHADES                MED.        MED.       LOW        LOW
                       OVER       HEAD      SHOP        SHOP      BRAC.      BRAC.     BLOW
                      12" DIA     SHOP     PR & BL     PRESS     PR & BL     PRESS     SHOP
01 Presser             10.795   10.69       10.39      10.20      10.20      10.16    9.995
02 Gatherer            10.42    10.34       10.07      10.02       9.90       9.87    9.65
03 Finisher            10.69    10.385      10.14      10.06       9.95       9.95   10.09
15 Gatherer 2nd        10.34    10.34
16 Gatherer (SA)                10.515                 10.165     10.05      10.02
17 Presser (SA)                 10.515                 10.165     10.05      10.02
13 Handler                      10.69                                        10.69
04 Turn Out             8.72     8.72        8.42       8.635      8.645      8.635
05 Warm In              8.72     8.72        8.635      8.635      8.645      8.635
06 Glazer               8.72     8.72        8.635      8.635      8.645      8.635
07 Carry-Over           8.54     8.54        8.48       8.48       8.48       8.48
08 Spare                8.54     8.54        8.48       8.48       8.48       8.48
09 Handle Gatherer               8.765                                        8.765
10 Straighten           8.54     8.54        8.48       8.48       8.48       8.48
11 Catch Out            8.645    8.645       8.575      8.575      8.575      8.575
12 Carry In             8.54     8.54        8.48       8.48       8.48       8.48
14 Ring Lifter          8.54     8.54        8.48       8.48       8.48       8.48
18 Sprayer              8.72     8.72        8.635      8.635      8.635      8.635

                             HOT METAL HOURLY WAGES


 Effective                                    6/1/95     9/4/95     9/2/96     9/1/97
                                              ------     ------     ------     ------
18  Spraying.................................  7.985      8.135     8.385       8.635
19  Head Sprayer.............................  8.27       8.42      8.67        8.92
22  Labor....................................  8.315      8.465     8.715       8.965
23  Head Maintenance.........................  9.29       9.44      9.69        9.94
24  Batch Mix (Head).........................  8.825      8.975     9.225       9.475
25  Batch Mix (Assistant)....................  8.65       8.80      9.05        9.30
26  Tank Filler..............................  8.25       8.40      8.65        8.90
27  Tank Tender..............................  8.445      8.595     8.845       9.095
28  Head Mold Cleaner........................  8.385      8.535     8.785       9.035
29  Mold Cleaning (Chuck)....................  8.07       8.22      8.47        8.72
30  General Labor (Forming)..................  7.83       7.98      8.23        8.48
32  Floor (Forming)..........................  8.07       8.22      8.47        8.72
33  Maintenance Helper (Level 2).............  8.61       8.76      9.01        9.26
34  Maintenance Helper (Level 1).............  8.185      8.335     8.585       8.835
80  General Labor (Polishing Room)...........  7.83       7.98      8.23        8.48
81  Permanent Labor (Batch & Furnace)........  8.185      8.335     8.585       8.835
82  General Labor (Batch & Furnace)..........  7.83       7.98      8.23        8.48
84  General Labor (Warehouse & Shipping).....  7.83       7.98      8.23        8.48


                            COLD METAL HOURLY WAGES

 Effective                                     6/1/95      9/4/95      9/2/96      9/1/97
                                               ------      ------      ------      ------
39  Pack-Station.............................   7.75        7.90        8.15        8.40
40  Floor Worker.............................   7.75        7.90        8.15        8.40
41  Order Picker.............................   7.75        7.90        8.15        8.40
42  Par Jars.................................   7.785       7.935       8.185       8.435
43  Grinding.................................   7.795       7.945       8.195       8.445
44  Lehr Tender..............................   7.985       8.135       8.385       8.635
45  Shipper..................................   8.13        8.28        8.53        8.78
46  Truck Driver.............................   8.10        8.25        8.50        8.75
47  Head Carton..............................   8.805       8.955       9.205       9.455
48  Grinder Jars.............................   8.18        8.33        8.58        8.83
49  Grinder Jars.............................   8.18        8.33        8.58        8.83
50  Grinder Jars.............................   8.18        8.33        8.58        8.83
51  Decorating & Glueing.....................   7.785       7.935       8.185       8.435
52  Samples & UPS............................   7.985       8.135       8.385       8.635
53  Driller..................................   8.095       8.245       8.495       8.745
54  Hand Truck...............................   7.95        8.10        8.35        8.60
55  Town Motor...............................   8.025       8.175       8.425       8.675

METAL BANDING
61  Metal Banding (Beginning)................   7.785       7.935       8.185       8.435
62  After 2 Months Experience................   7.835       7.985       8.235       8.485

HAND DECORATING
62  Beginning Rate...........................   7.835       7.985       8.235       8.485
63  After 2 Months...........................   7.90        8.05        8.30        8.55
64  After 4 Months...........................   8.015       8.165       8.415       8.665
65  After 6 Months...........................   8.13        8.28        8.53        8.78
66  After 12 Months..........................   8.25        8.40        8.65        8.90
67  Sprayer..................................   8.095       8.245       8.495       8.745
69  Sand Blast...............................   8.095       8.245       8.495       8.745
83  Carton Helper............................   8.095       8.245       8.495       8.745
85  Abrasive Cutting.........................   8.13        8.28        8.53        8.78
86  Romance Light Glue.......................   7.75        7.90        8.15        8.40
87  Etcher...................................   8.095       8.245       8.495       8.745
91  Assembly Line............................   7.75        7.90        8.15        8.40
92  Utility..................................   7.75        7.90        8.15        8.40
93  Sawing...................................   7.795       7.945       8.195       8.445
94  Washing..................................   7.75        7.90        8.15        8.40
95  Polishing................................   7.795       7.945       8.195       8.445